Exhibit 99.1

Lihua International Reports Second Quarter 2012 Financial Results

Second Quarter 2012 Revenue Increased 14.4% to $191.0 Million

Non-GAAP Net Income Increased 2.5% to $13.5 Million

Commenced Production on New Copper Anode Smelters

Revised 2012 Guidance to Reflect 11-15% and 8-14% Gross Profit and Non-GAAP Net Income Growth Over 2011, Respectively

DANYANG, CHINA — August 9, 2012 — Lihua International, Inc. (NASDAQ: LIWA) (“Lihua” or the “Company”), a leading Chinese developer, designer, and manufacturer of low cost, high quality alternatives to pure copper products, including refined copper products, copper wire and copper clad aluminum (“CCA”) wire, today announced financial results for the second quarter ended June 30, 2012.

Second Quarter 2012 Financial Highlights

•	Sales increased 14.4% year-over-year to $191.0 million.

•	Gross profit increased 5.4% year-over-year to $20.7 million.

•	Net income was $13.4 million, or $0.45 per diluted share, compared with $14.4 million, or $0.48 per diluted share in the second quarter of 2011.

•	Non-GAAP net income[1] was $13.5 million, or $0.45 per diluted share, compared with $13.2 million, or $0.44 per diluted share in the second quarter of 2011.

•	Adjusted EBITDA[2] was $18.9 million, compared with $18.5 million in the second quarter of 2011.

•	Strong balance sheet with $125.2 million in cash and cash equivalents, or $4.17 per diluted share, as of June 30, 2012, compared with $105.6 million, or $3.52 per diluted share, as of December 31, 2011.

•	Cash flow from operations of $21.3 million, compared with cash flow from operations of $11.4 million in the second quarter of 2011.

•	Revised full-year 2012 guidance based on reduced output expectations for new copper anode smelters and reduced profitability assumption of CCA, copper wire and copper rod products. The Company now expects gross profit of $84-87 million, and non-GAAP net income of $54-57 million, representing 11-15% and 8-14% growth, respectively, over 2011.

[1]	Lihua defines non-GAAP net income as net income excluding the change in fair value of warrants, gain on extinguishment of warrant liabilities, and other one-time or non-recurring items that are evaluated on an individual basis. Lihua uses non-GAAP net income and other non-GAAP metrics to provide information about its operating trends.

[2]	Adjusted EBITDA is a non-GAAP measurement. Lihua defines Adjusted EBITDA as net income before depreciation and amortization, interest income/expense, income taxes, gain on extinguishment of warrant liabilities, change in fair value of warrants and non-cash share-based compensation expenses.

Lihua International, Inc.

Second Quarter and Recent Business Highlights

•	Commenced production on two new 25,000-ton copper anode smelters, increasing annual copper anode production capacity from 35,000 tons to 85,000 tons and total refined copper production capacity from 85,000 tons to 135,000 tons per year.

•	Completed build-out of 8 factories on the Company’s 30-acre plant site, with remainder of the site to be completed in 2013.

•	Took delivery and began installation of first batch of production equipment for new CCA cable and wire products and completed test production; on track for commercial launch in 2013.

“During the first half of the year, we continued to capture sales opportunities in each of the primary end-markets for our products and took important steps to position Lihua for further sustainable growth over the long-term,” said Mr. Jianhua Zhu, Lihua’s founder, chairman and CEO. “The profitability of our wire and rod products was impacted by ongoing average sales price pressure during the quarter, however overall demand remains strong, evidenced by the increase of more than 40% in sales volume in the first six months of 2012 compared to the same period last year. We believe that this steady growth in sales volume is a direct result of copper consumers’ appetite for cost effective alternatives to pure copper products such as our refined copper anode, rod and wire.

“At the beginning of June, following the completion of construction of our two new copper anode smelters, we successfully increased our total capacity by nearly 60% to 135,000 tons of refined copper per year, positioning the Company to meet a greater portion of the unmet copper demand that exists within the end markets we serve,” Mr. Zhu continued. “Our strong cash position of approximately $125 million is adequate to fund our longer-term investments and growth initiatives. We plan to continue developing production and R&D facilities for our new CCA cable and wire products, and further expand copper anode production capacity on our 30-acre new plant site.

“While the delayed launch of our new copper anode smelters and the reduction in profitability assumption of our CCA, copper wire and rod products have softened our outlook for 2012, we expect solid growth over last year and our longer-term growth prospects are as strong as ever. We believe that Lihua is well positioned for growth in the second half of the year and poised to build upon this growth in 2013. As we prepare for the completion of facility construction and the launch of our new CCA cable and wire products, we believe these new products and the increase in copper anode capacity will have a positive impact on our business similar to that of copper anode following its launch in the third quarter of 2010. We are intently focused on maximizing the growth within our existing business segments, while continuing to build for the future. This strategy leverages our core strengths in production, sales and R&D to further enhance our value proposition for customers and partners as we continue to build our business in both new and existing markets, with a strong balance sheet to support our growth,” Mr. Zhu concluded.

Second Quarter 2012 Financial Results

Sales for the second quarter of 2012 increased 14.4% to $191.0 million, compared with sales of $167.0 million in the second quarter of 2011. The increase in revenue resulted from an increase in sales volume across all of Lihua’s product categories as a result of increased production volume and strong market demand for the Company’s products, and the addition of copper rod sales as a result of the copper rod smelter production capacity increase that was completed in October 2011. The increased sales volume was partially offset by a decline in copper prices during the second quarter of 2012 relative to the same period last year. Lihua’s CCA and copper wire products, copper anode and copper rod accounted for sales of $100.4 million, $70.2 million and $20.4 million, respectively, in the second quarter of 2012. This compares with CCA and copper wire sales of $93.5 million, and copper anode sales of $73.5 million in the second quarter of 2011. During the second quarter of 2012, the average selling price of Lihua’s products was $8,167 per ton, compared with $9,750 per ton in the same period last year, reflecting a decrease of 16.2% year-over-year.

Lihua International, Inc.

Gross profit for the second quarter of 2012 was $20.7 million, an increase of 5.4% from gross profit of $19.6 million for the second quarter of 2011. As a percentage of total sales, gross margin declined to 10.8% in the second quarter of 2012 from 11.8% for the same period last year. The decrease was primarily due to the additional production and sales of copper anode, copper rod and fine copper wire, which have a lower margin compared with the Company’s other wire products, as well as lower gross profit on a per-ton basis for Lihua’s wire and rod products due to the aforementioned decline in copper prices.

Selling, general and administrative ("SG&A") expenses for the second quarter of 2012 were $2.6 million, up 28.3%, compared with $2.0 million in the same period of 2011. The increase in SG&A was related to an increase in the Company’s product distribution insurance and other costs directly related to Lihua’s higher business volume and scale of operations, as well as continued investment in the Company’s research and development efforts.

The Company recorded no interest expense in the second quarter of 2012, compared with interest expense of $0.05 million in the second quarter of 2011.

For the three months ended June 30, 2012, provision for income tax expense was $4.8 million, compared with $4.6 million for the three months ended June 30, 2011. The effective tax rate for the second quarter of 2012 was 26.5%, compared to 24.2% for the second quarter of 2011.

Net income for the second quarter of 2012 was $13.4 million, or $0.45 per share, based on 30.0 million weighted average diluted shares outstanding, compared with net income of $14.4 million, or $0.48 per share, based on 30.1 million weighted average diluted shares outstanding during the same period in 2011.

Non-GAAP net income for the second quarter of 2012 was $13.5 million, or $0.45 per diluted share, compared with non-GAAP net income of $13.2 million, or $0.44 per diluted share, for the second quarter of 2011. Non-GAAP net income excludes the impact of a $0.04 million charge and a gain of ($1.2) million, related to the change in the fair value of warrants, in the second quarters of 2012 and 2011, respectively, and gains on the extinguishment of warrant liabilities of ($0.03) million in the second quarter of 2011.

Adjusted EBITDA for the three months ended June 30, 2012 was $18.9 million, compared with $18.5 million for the same period in the prior year.

Lihua International, Inc.

Balance Sheet

As of June 30, 2012, Lihua had $125.2 million, or $4.17 per diluted share, in cash and cash equivalents, compared with $105.6 million, or $3.52 per diluted share, as of December 31, 2011. As of June 30, 2012, Lihua had working capital of $178.2 million and no debt.

Outlook

The Company began production on its two new copper anode smelters on June 1, 2012, increasing copper anode capacity to 85,000 tons per year. Additional construction on the Company’s 30-acre plant site is scheduled for completion in 2013, and will include warehouse and storage facilities, production facilities for the Company’s new CCA power transmission cable and wire products, a new R&D center, office space and employee facilities.

The Company has revised its full-year 2012 guidance based on the impact of the delayed launch of production and longer than expected production ramp up on its two new copper anode smelters, as well as reduced profitability assumption for its CCA, copper wire and copper rod products. Based on these factors, the Company now expects gross profit to be between $84-87 million, and non-GAAP net income to be between $54-57 million for year 2012, representing year-over-year growth of 11-15% and 8-14%, respectively. The Company expects that 2012 growth will be largely the result of the additional copper anode capacity and continued strong demand in China for recycled copper and copper alternative products in end markets that include household appliances, consumer white goods and infrastructure.

Conference Call and Webcast

Management of Lihua International will host a conference call today, August 9, 2012 at 8:00 a.m. Eastern time to discuss the second quarter 2012 financial results.

Individuals interested in participating in the conference may do so by dialing 1-877-941-2069 in the U.S. and Canada, or 1-480-629-9713 internationally.

Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at:

http://www.lihuaintl.com/Investor_Relations/Events_Presentations.html.

For those unable to participate, an audio replay of the call will be available beginning approximately one hour after the conclusion of the live call through August 16, 2012. The audio replay can be accessed by dialing 1-800-406-7325 from the U.S. or Canada, or 1-303-590-3030 internationally, and entering access ID No. 4556577#. Following the live webcast, an online archive will be available for 90 days.

About Non-GAAP Financial Measures

The Company uses non-GAAP net income and other non-GAAP metrics such as Adjusted EBITDA to provide information about its operating trends. Investors are cautioned that non-GAAP net income and Adjusted EBITDA are not measures of liquidity or of financial performance under Generally Accepted Accounting Principles (“GAAP”).

Lihua International, Inc.

The Company defines non-GAAP net income as net income excluding the change in fair value of warrants and other one-time or non-recurring items that are evaluated on an individual basis. The Company defines Adjusted EBITDA as net income before depreciation and amortization, interest income/expense, income taxes, change in fair value of warrants and non-cash share-based compensation expenses. The non-GAAP net income and Adjusted EBITDA numbers presented may not be comparable to similarly titled measures reported by other companies. Non-GAAP net income and Adjusted EBITDA, while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under GAAP. Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and this reconciliation is located under the headings “Non-GAAP Net Income Calculation” and "Adjusted EBITDA Calculation" below.

Non-GAAP Net Income Calculation

	For Three Months Ended June 30,
	2012	2011
Net income	$13,446,666	$14,366,076
Gain on Extinguishment of Warrant Liabilities	-	(26,531)
Change in fair value of warrants	44,000	(1,179,151)
Non-GAAP Net Income	$13,490,666	13,160,394

Adjusted EBITDA Calculation

	For Three Months Ended June 30,
	2012	2011
Net income	$13,446,666	$14,366,076
Depreciation and amortization	681,220	666,894
Share-based compensation expense	101,600	120,793
Gain on Extinguishment of Warrant Liabilities	-	(26,531)
Change in fair value of warrants	44,000	(1,179,151)
Interest income	(204,694)	(136,941)
Interest expenses	-	49,014
Provision for income tax	4,849,609	4,591,447
Adjusted EBITDA	$18,918,401	$18,451,601

About Lihua International, Inc.

Lihua, through its two wholly owned subsidiaries, Lihua Electron and Lihua Copper, is a leading value-added manufacturer of copper replacement products for China's rapidly growing copper wire and copper replacement product market. Lihua is one of the first vertically integrated companies in China to develop, design and manufacture lower cost, high quality alternatives to pure copper magnet wire and pure copper alternative products. Lihua's products include CCA and refined copper products. Current product offerings include CCA and pure copper wire, copper rod and copper anode. Except for CCA wire, all other products are produced from recycled scrap copper. Lihua's products are sold in China either directly to manufacturers or through distributors in the wire and cable industries and manufacturers in a wide variety of industries including the consumer electronics, white goods, automotive, utility, telecommunications and specialty cable industries. Lihua's corporate and manufacturing headquarters are located in the heart of China's copper industry in Danyang, Jiangsu Province. For more information, visit: http://www.lihuaintl.com.

Lihua International, Inc.

To be added to the Company's email distribution for future news releases, please send your request to lihua@tpg-ir.com.

Safe Harbor Statement

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including, without limitation, statements about its business or growth strategy, general industry conditions including availability of copper or recycled scrap copper, future operating results of the Company, capital expenditures, expansion and growth opportunities, bank borrowings, financing activities and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this press release are based on reasonable assumptions, actual results may differ from those projected in the forward-looking statements.

Please note that information in this press release reflects management views as of the date of issuance.

Contact:

The Piacente Group, Inc.

Investor Relations

Brandi Floberg or Lee Roth

(212) 481-2050

lihua@tpg-ir.com

Lihua International, Inc.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(AMOUNTS EXPRESSED IN US DOLLARS)

	June 30,	December 31,
	2012	2011
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$125,188,967	$105,637,627
Accounts receivable, net	31,039,834	31,082,460
Prepayments for raw material purchases	17,861,244	21,882,977
Other receivables, deposits and prepayments	1,474,722	1,882,864
Prepaid land use right – current portion	403,497	405,034
Deferred income tax assets	19,626	200,588
Inventories	17,764,641	15,502,246
Total current assets	193,752,531	176,593,796
OTHER ASSETS
Property, plant and equipment, net	47,304,630	20,565,875
Construction in progress	-	18,794,910
Deposits for plant and equipment	-	3,428,082
Prepaid land use right – long-term portion	18,632,832	18,906,280
Intangible assets	-	170
Total non-current assets	65,937,462	61,695,317
Total assets	$259,689,993	$238,289,113

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$5,145,929	$6,066,261
Other payables and accruals	4,966,101	6,370,833
Income taxes payable	4,791,112	4,607,533
Dividend payable	-	992,846
Warrant liabilities	704,000	615,000
Total current liabilities	15,607,142	18,652,473
Total liabilities	15,607,142	18,652,473

STOCKHOLDERS' EQUITY
Preferred stock: $0.0001 par value, 10,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.0001 par value: 75,000,000 shares authorized,
30,084,883 shares issued and 29,820,836 shares outstanding as of June 30, 2012 (December 31, 2011: 30,036,481 shares issued and 29,772,434 shares outstanding)	3,008	3,003
Additional paid-in capital	79,090,307	78,564,128
Treasury stock, at cost, 264,047 and 264,047 shares as of June 30, 2012 and December 31, 2011, respectively	(2,126,597)	(2,126,597)
Statutory reserves	12,136,089	10,418,476
Retained earnings	139,573,552	116,369,487
Accumulated other comprehensive income	15,406,492	16,408,143
Total stockholders' equity	244,082,851	219,636,640
Total liabilities and stockholders' equity	$259,689,993	$238,289,113

Lihua International, Inc.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS

OF INCOME AND COMPREHENSIVE INCOME

(AMOUNTS EXPRESSED IN US DOLLARS)

	For the Three Months Ended June 30,
	2012	2011
NET REVENUE	$191,007,886	$167,012,527
Cost of sales	(170,296,852)	(147,365,064)
GROSS PROFIT	20,711,034	19,647,463

Selling expenses	(740,988)	(668,366)
General and administrative expenses	(1,834,465)	(1,339,062)
Income from operations	18,135,581	17,640,035

Other income (expenses):
Interest income	204,694	136,941
Interest expenses	-	(49,014)
Gain on extinguishment of warrant liabilities	-	26,531
Change in fair value of warrants	(44,000)	1,179,151
Other income	-	23,879
Total other income (expenses), net	160,694	1,317,488

Income before income taxes	18,296,275	18,957,523
Provision for income taxes	(4,849,609)	(4,591,447)
NET INCOME	$13,446,666	$14,366,076

OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustments	(1,210,053)	2,344,495

COMPREHENSIVE INCOME	$12,236,613	$16,710,571

Net income per share
Basic	$0.45	$0.48
Diluted	$0.45	$0.48

Weighted average number of shares outstanding
Basic	29,820,836	29,872,934
Diluted	30,017,985	30,111,142

Lihua International, Inc.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(AMOUNTS EXPRESSED IN US DOLLARS)

	Six Months Ended June 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$24,921,678	$26,878,062
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	1,338,540	1,289,649
Share-based compensation	214,475	267,074
Gain on extinguishment of warrant liabilities	(73,291)	(87,255)
Change in fair value of warrants	474,000	(2,554,252)
Deferred income tax benefits	180,702	(19,351)
(Increase) decrease in assets:
Accounts receivable	(75,526)	9,826,535
Bills receivable	-	535,170
Prepayments for raw material purchases	3,949,625	(23,343,711)
Other receivables, deposits and prepayments	402,111	(525,338)
Inventories	(2,327,659)	(1,298,889)
Increase (decrease) in liabilities:
Accounts payable	(899,804)	2,513,027
Other payables and accruals	(286,113)	(430,361)
Income taxes payable	201,621	(366,207)
Net cash provided by operating activities	28,020,359	12,684,153

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(2,274,852)	(506,313)
Addition to construction in progress	(4,650,631)	(6,120,004)
Net cash used in investing activities	(6,925,483)	(6,626,317)

CASH FLOWS FROM FINANCING ACTIVITIES
Repurchase of common stock	-	(2,126,597)
Proceeds from a related party	-	140,000
Proceeds from exercise of warrants	-	1,898,049
Dividend paid	(992,846)	-
Net cash used in financing activities	(992,846)	(88,548)

Foreign currency translation adjustment	(550,690)	2,150,410
INCREASE IN CASH AND CASH EQUIVALENTS	19,551,340	8,119,698
CASH AND CASH EQUIVALENTS, at the beginning of the period	105,637,627	90,609,340

CASH AND CASH EQUIVALENTS, at the end of the period	$125,188,967	$98,729,038
MAJOR NON-CASH TRANSACTIONS:
Share-based compensation to employees and directors	$214,475	$267,074
Issuance of common stock to settle warrant liabilities	$311,704	$4,895,934
SUPPLEMENTAL DISCLOSURE INFORMATION
Cash paid for interest	$-	$70,480
Cash paid for income taxes	$8,744,632	$8,835,772